Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     LaRoche Petroleum Consultants, Ltd. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the year ended December 31, 2008. We further consent to the use of information contained in our report, as of December 31, 2008, 2007 and 2006, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form 10-K. We further consent to the incorporation by reference of such Annual Report on Form 10-K into Registration Statement Nos. 333-89204, 333-92196 and 333-152898 on Form S-3 and Registration Statement Nos. 333-91526, 333-94387, 333-113617, 333-116180 and 333-134430 on Form S-8 of the Company.

LaROCHE PETROLEUM CONSULTANTS, LTD.
By:	/s/ Joe A. Young
Joe A. Young
Senior Partner

March 2, 2009